Exhibit 99.1

KPMG LLP
Suite 1500
15 West South Temple
Salt Lake City, UT 84101-9901

April 14, 2006

Securities and Exchange Commission

Washington, D.C.

Ladies and Gentlemen:

We were previously principal accountants for Nature’s Sunshine Products, Inc. (the Company) and, under the date of March 14, 2005, we reported on the consolidated financial statements of Nature’s Sunshine Products, Inc. as of and for the years ended December 31, 2004 and 2003, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004. On March 31, 2006, we resigned pursuant to section 10A of the Securities Exchange Act of 1934.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 3, 2006 and we agree with such statements except as follows:

With respect to the second paragraph (and the eighth paragraph) we disagree with the statement that the exact amount of any errors and the periods to which they relate had not been determined and finalized. With respect to certain errors, the Investigative Team had completed its investigation and identified both the proposed amount of the errors and the period in which they occurred.

With respect to the third paragraph, we disagree with the statement that KPMG LLP (KPMG) required certain remedial measures based on our interpretation of the findings presented in the Preliminary Report. The Investigative Team found and reported on March 15, 2006 that their investigation was complete as to certain matters and that they had reached the conclusion, and were recommending, that the employment of Mr. Faggioli, the Company’s Chief Executive Officer, be terminated and that Mr. Cristiani, the chair of the Audit Committee, be removed from his position. The Special Committee concurred with the recommendation. The Board Chairman, Ms. Kristine Hughes, and Board members Ms. Pauline Hughes and Mr. Eugene Hughes stated that they would not terminate Mr. Faggioli.

With respect to the fifth paragraph we disagree with the statement that the Investigative Team and Special Committee agreed that the interim steps regarding Mr. Faggioli were appropriate and consistent with their recommendations and with respect to the sixth paragraph we disagree with the statement that Mr. Faggioli’s continuing as an employee was in line with the recommendation of the Independent Investigators. On March 30, 2006, a member of the Special Committee communicated to KPMG that the conclusion and recommendation as to the termination of Mr. Faggioli had not changed and that nothing supported holding off on that recommendation any longer.

We are not in a position to agree or disagree with the first, second and fourth sentences of the fifth paragraph or with the statement in the first sentence of the sixth paragraph that the board of directors met and, in the interest of resolving the matter with KPMG, Franz Cristiani offered to resign from the Board or with the statement in the fourth sentence of the sixth paragraph that the Company’s Board met on March 31, 2006 to discuss KPMG’s position.

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

With respect to the ninth paragraph, we disagree that, except to the extent discussed in the Form 8-K, there were no other reportable events through April 3, 2006, the date of the Form 8-K. The Company, in the Form 8-K, did not identify which matters it considered to be reportable events. We observe that the following are reportable events within the meaning of Item 304(a)(1)(v) of Regulation
S-K:

1.     We advised the Company’s Audit Committee that, because of issues outlined and conclusions reached in the Preliminary Report of the Investigative Team, we could no longer rely on management’s representations.

2.     We advised the Company’s Audit Committee that as a result of information brought to our attention by the findings and conclusions reached in the Preliminary Report previously issued financial statements could no longer be relied upon and it would be necessary to expand significantly the scope of our audit with respect to the Company’s 2005 and previously issued financial statements. Due to our resignation we have not expanded the scope of our audit or performed further investigations.

3.     We advised the Company’s Audit Committee that the Company had failed to take timely and appropriate remedial actions.

Very Truly Yours,